                                                                    Exhibit 11.1


                   SOFTWARE  SPECTRUM,  INC. AND SUBSIDIARIES
              COMPUTATION  OF  PRIMARY EARNINGS (LOSS) PER  SHARE
                                  (Unaudited)



                                         Three Months Ended
                                              June 30,
                                   ------------------------------
                                      1996                1995
                                   ---------           ----------
Net income (loss)                  $(256,000)          $1,615,000
                                   =========           ==========
Shares as adjusted:
  Average number of shares
   outstanding                      4,288,084           4,178,067
  Incremental shares
    from outstanding stock
    options as determined
    under the treasury stock
    method, using the
    average market price                  --  *            48,415
                                   ---------           ----------
Shares as adjusted                  4,288,084           4,226,482
                                   =========           ==========
Primary earnings (loss) per share     $(0.06)               $0.38
                                   =========           ==========

* No incremental shares from outstanding stock options are included as they would be anti-dilutive.